Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 21, 2016 with respect to the financial statements and supplemental schedules of the Adient Production Employees Savings and Investment (401k) Plan (formerly known as the Johnson Controls Automotive Experience Production Employees Savings and Investment Plan), the Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan and the Bridgewater, LLC Savings and Investment (401k) Plan.

We hereby consent to the incorporation by reference of said reports in this Registration Statement of Adient plc on Form S-8.

/s/Coleman & Williams, Ltd

Milwaukee, Wisconsin
October 28, 2016